UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2018

NCR CORPORATION

(Exact name of registrant specified in its charter)

Commission File Number: 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

3097 Satellite Boulevard

Duluth, GA 30096

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2018, NCR Corporation (“NCR” or the “Company”) announced that William R. Nuti, Chairman of the Board and Chief Executive Officer, will retire from NCR due to disability. NCR’s Board of Directors has been actively engaged in a process to recruit, evaluate and interview candidates to succeed Mr. Nuti, and his retirement will become effective once that process has been completed. Upon his retirement, Mr. Nuti will become Chairman Emeritus of the NCR Board of Directors, and NCR expects to retain Mr. Nuti on a part time basis as a consultant for transition and continuing advisory services.

In addition, Mark D. Benjamin, President and Chief Operating Officer, has notified NCR of his decision to resign from NCR, effective March 21, 2018 (the “Separation Date”), to pursue another opportunity. In connection with Mr. Benjamin’s resignation, NCR and Mr. Benjamin entered into a letter agreement, dated March 19, 2018 (the “Letter Agreement”), under which, among other things, he agreed to provide certain consulting and transitional services to the Company through April 6, 2018. Mr. Benjamin also agreed to execute a general release of claims in favor of the Company and reaffirmed certain restrictive covenants pertaining to non-competition, non-solicitation, non-recruitment/hiring and non-disclosure. In exchange, Mr. Benjamin will be entitled to receive a lump sum cash payment of $1.5 million, payable 30 days after the Separation Date.

Paul Langenbahn, currently NCR’s Executive Vice President, Global Software, has been appointed by NCR’s Board of Directors to serve as NCR’s Chief Operating Officer, effective as of the Separation Date. Mr. Langenbahn, 49, became NCR’s Executive Vice President, Global Software, in January 2017. From April 2014 to December 2016, Mr. Langenbahn served as Senior Vice President and President, Hospitality, and before that, following NCR’s acquisition of Radiant Systems, Inc. in 2011, he served as Vice President, Global Sales, Marketing and Services for NCR’s Hospitality division. Prior to joining NCR in 2011, Mr. Langenbahn was President of Radiant Systems’ Hospitality division, and he held various other leadership roles in sales, professional services, solution management and general management at Radiant Systems, where he was instrumental in the company’s development and growth. NCR expects that the Board of Directors will finalize changes to Mr. Langenbahn’s compensation resulting from this appointment at or prior to the Board’s next regularly scheduled meeting following the annual meeting of its stockholders on April 25, 2018. Mr. Langenbahn does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On March 22, 2018, NCR issued a press release announcing the events described in Item 5.02 above, and that NCR was reaffirming its financial guidance for the first quarter and full year 2018. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press release, dated March 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: March 22, 2018	By:	/s/ Edward Gallagher
Edward Gallagher
Senior Vice President, General Counsel and Secretary